Exhibit 10.1
Executive Services Agreement
May 15, 2008
Mr. Douglas Bergeron
Chief Executive Officer
Verifone Holdings, Inc.
2099 Gateway Place, Suite 600
San Jose, CA 95110
Dear Mr. Bergeron:
Tatum, LLC (“Tatum,” “we,” or “us”) is pleased that Verifone Holdings, Inc. (the “Company,” “you” or “your”) desires to employ Clinton Knowles, a member of Tatum (the “Employee”), to serve as the Interim Chief Financial Officer of the Company. This letter along with the terms and conditions attached as Exhibit A and any other exhibits or schedules attached hereto (collectively, the “Agreement”) confirms our mutual understanding of the terms and conditions upon which we will make available to you the Employee and Tatum’s intellectual capital to the Employee for use in connection with the Employee’s employment relationship with you.
Effective as of June 2, 2008, the Employee will become your employee serving in the capacity set forth above and a duly elected or appointed officer of the Company. The Employee will work on a full-time basis and be subject to the supervision, direction and control of and report directly to the Company’s management. While the Employee will remain a member of Tatum and have access to Tatum’s intellectual capital to be used in connection with the Employee’s employment relationship with you, we will have no supervision, direction or control over the Employee with respect to the services provided by the Employee to you.
You will pay directly to the Employee a salary of $24,500 a month (“Salary”). In addition, you will reimburse the Employee for out-of-pocket expenses incurred by the Employee to the same extent that you reimburse other senior managers for such expenses. In addition, you will pay directly to Tatum a fee of $10,500 a month (“Fees”). The employee will be eligible for an annualized cash bonus of up to $60,000 per annum based on the Company’s attainment of certain operating metrics and prorated for actual time worked. Examples of these could be cost reduction programs resulting in improvements in gross margin or operating income, etc. Goals and objectives for bonus eligibility will be agreed between the Company and the Employee. Any such cash bonus will be payable 70% to the Employee and 30% to Tatum. The Employee will remain a resident of Colorado and only be liable for non-resident California income tax liabilities while employed as the Interim Chief Financial Officer of the Company.
Payments to the Employee shall be made in accordance with the Company’s standard payroll and expense reimbursement policies. Reasonable temporary living expenses (to include lodging, meals, local transportation, and incidental expenses) and commuting expenses between his home in Colorado and San Jose, California incurred by the Employee will be reimbursed to him on a non-taxable basis. Payments to Tatum should be made in accordance with the instructions set forth on Exhibit A at the same time payments are made to the Employee.
Except as specifically provided for herein, you will have no obligation to provide the Employee with any health insurance benefits. In lieu of the Employee participating in the Company-sponsored employee health insurance plans, the Employee will remain on his or her current health insurance plans. As an employee, the Employee will be eligible for any Company employee retirement and/or 401(k) plan and for vacation of three weeks per year, sick pay and holidays consistent with the Company’s policy as it applies to senior management. The Employee will be exempt from any delay periods otherwise required for vacation, sick pay and holiday eligibility.
You will have the opportunity to make the Employee a permanent, full-time member of Company management at any time during the term of this Agreement by entering into another form of Tatum agreement, the terms of which will be negotiated at such time.
As a condition to providing the services hereunder. we require a security deposit in an amount equal to $15,000 (the “Deposit”), which will only be used by us under the limited circumstances described on Exhibit A. The Deposit is due upon the execution of this Agreement.
The Company will provide Tatum or the Employee with written evidence that the Company maintains directors’ and officers’ insurance covering the Employee in an amount reasonably acceptable to the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this Agreement remains in effect. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this Agreement for at least three years following the termination or expiration of this Agreement or will purchase a directors’ and officers extended reporting period or “tail” policy to cover the Employee. The Company agrees to indemnify the Employee for any costs incurred by the Employee or otherwise hold the Employee harmless from any claims made against the Company, its board of directors or any of its executive officers by any shareholder, third party or regulatory agency for any alleged acts or events occurring prior to June 2, 2008.
It should be noted that as of the date of this agreement, the Company’s last formal public reporting of financial statements was its quarterly report on Form 10-Q for the three and nine-month periods July 31, 2007. The Company has not completed the independent audit of its consolidated financial statements for the fiscal year ended October 31, 2007, filed its annual report on Form 10-K for that fiscal year, nor filed its quarterly reports on Form 10-Q for the three-month period ended January 31, 2008 and the three month period ended April 30, 2008.

We appreciate the opportunity to serve you and believe this Agreement accurately reflects our mutual understanding. We would be pleased to discuss this Agreement with you at your convenience. If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to my attention.
Sincerely,
Tatum, LLC
/s/ DeAnn L. Brunts
DeAnn L. Brunts
National Managing Partner, Consulting Services
Accepted and agreed:
Verifone Holdings, Inc.

By:	/s/ Douglas Bergeron
Name:	Douglas Bergeron
Title:	Chief Executive Officer